CERTIFICATE OF INCORPORATION
                                       OF
                               ONMI ASSETS, INC.

      The undersigned, for the purposes of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that:

      FIRST: The name of this corporation is OMNI ASSETS, INC.

      SECOND: Its Registered Office in the State of Delaware is to be located at 9 East Loockerman Street, in the City of Dover, County of Kent, 19901. The Registered Agent in charge thereof is National Registered Agents, Inc.

      THIRD: The purpose of the corporation is to manufacture pharmaceutical and drug testing kits and also to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

      FOURTH:   The  amount  of  the  total  authorized  capital  stock  of  the corporation is 50,000,000 all of which are of .001 par value and classified as Common Stock.

      FIFTH: The name and mailing address of the incorporator are as follows:

      NAME                    MAILING ADDRESS
      Carol Zapelli           Silverman, Collura & Chernis, P.C.
                              381 Park Avenue South, Suite 1601
                              New York, NY 10016

      SIXTH: The duration of the corporation shall be perpetual.

      SEVENTH: The personal liability of all of the directors of the corporation is hereby eliminated to the fullest extent allowed as provided by the Delaware General Corporation Law, as the same may be supplemented and amended.

      EIGHT: The corporation shall, to the fullest extent legally permissible under the provisions of the Delaware General Corporation Law, as the same may be amended and supplemented, shall indemnify and hold harmless any and all persons whom it shall have power to indemnify under said provisions from and against any and all liabilities (including expenses) imposed upon or reasonably incurred by him in connection with any action, suit or other proceeding in which he may be involved or with which he may be threatened, or other matters referred to in or covered by said provisions both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director or officer of the corporation. Such indemnification provided shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, Agreement or Resolutions adopted by the shareholders entitled to vote thereon after notice.

Dated on this 15th day of October, 1999.

                                        /s/ Carol Zappelli
                                        -------------------------------
                                        Carol Zappelli, Incorporator
                                        Silverman, Collura & Chernis, P.C.
                                        381 Park Avenue South, Suite 1601
                                        New York, NY 10016

    STATE OF DELAWARE
   SECRETARY OF STATE